Exhibit (b)(1)
[EIG CREDIT MANAGEMENT COMPANY, LLC LETTERHEAD]
EXECUTION VERSION
May 8, 2025
CONFIDENTIAL
WhiteHawk Income Corporation
2000 Market Street, Suite 910
Philadelphia, PA 19103
Attn: Jeffrey Slotterback
Project Red River
Commitment Letter
Ladies and Gentlemen:
WhiteHawk Income Corporation, a Delaware corporation (the “Issuer” or “you”) has requested that investment funds, accounts or entities advised, sub-advised, managed or affiliated with EIG Credit Management Company, LLC (“EIG CMC”) and/or one of its controlled affiliates (together with EIG CMC, “EIG,” “we” or “us”) provide the Issuer with financing (the “Financing”) for the acquisition by Merger Sub (as defined in the Merger Agreement) of the outstanding common stock of PHX Minerals Inc., a Delaware corporation (the “Target”), by means of a cash tender offer (the “Offer”) by Merger Sub to acquire any and all of the outstanding shares of common stock of the Target, and, as soon as practicable following the consummation of the Offer, a merger of Merger Sub with and into the Target pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “Merger”), each in accordance with, and subject to the terms and conditions of the Agreement and Plan of Merger, dated as of May 8, 2025, by and among WhiteHawk Acquisition, Inc., a wholly owned direct subsidiary of the Issuer (“Acquisition Parent”), WhiteHawk Merger Sub, Inc., a wholly owned direct subsidiary of Acquisition Parent, and the Target (together with all exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Merger Agreement”). Such Financing is more fully described in the Transaction Summary attached hereto as Exhibit A (the “Transaction Summary”) and the Summary of Terms attached hereto as Exhibit B (the “Term Sheet”). This commitment letter, including Annex A, Exhibit A, Exhibit B and Exhibit C (and any annex thereto), is referred to as the “Commitment Letter”. The transactions contemplated by the Transaction Summary and the Term Sheet, including the Financing, the Equity Financing, the Offer and the Merger and the payment of fees and expenses related thereto, are referred to in this Commitment Letter as the “Transactions.”
Reference is hereby made to that certain Note Purchase Agreement, dated as of September 17, 2024 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time prior to, and as in effect on, the date hereof, the “Note Purchase Agreement”), by and among the Issuer, WhiteHawk Income Marcellus LLC and WhiteHawk Income Haynesville LLC, the Holders from time to time party thereto and U.S. Bank Trust Company, National Association (“U.S. Bank”), in its capacity as administrative agent (the “Agent”).
You have also requested that the Holders (as defined in the Note Purchase Agreement) amend the terms of the Note Purchase Agreement (the “Amendment”) to permit the incurrence of Incremental Commitments under Section 2.16(a)(i) of the Note Purchase Agreement in an aggregate principal amount as set forth in the Term Sheet and make certain other amendments as set forth in the Term Sheet.
1.
Commitment.

In connection with the foregoing, EIG is pleased to advise you of its commitment, subject solely to the terms and conditions set forth or referred to in the Term Sheet and this Commitment Letter, (a) to purchase (which may be satisfied by causing any investment funds, accounts or companies managed or advised by EIG or one of its controlled affiliates to purchase) the Incremental Notes described in the Term Sheet (the “Commitment”) and (b) to consent or cause the existing Holders to consent to the Amendment.
2.
Titles and Roles.

It is agreed that U.S. Bank will continue to act as Agent under the Note Purchase Agreement. You agree that no other agents, co-agents, lead arrangers, bookrunners, managers or arrangers will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated in this Commitment Letter and the Fee Letter (as defined below)) will be paid to obtain the commitment of any person to become a Holder under the Incremental Facility, unless you and we shall so reasonably agree.
3.
Information

You hereby represent, warrant and covenant that (with respect to Information and Projections (each as defined below) relating to the Target and its subsidiaries, to your knowledge) (a) all written information concerning the Issuer and its subsidiaries and the Target and its subsidiaries, other than (i) the Projections and (ii) information of a general economic or industry-specific nature (“Economic and Industry Information”) that has been or will be made available to us by the Issuer or any of its affiliates or representatives on your or their behalf in connection with the transactions contemplated hereby (collectively, and excluding for the avoidance of doubt the Projections and Economic and Industry Information, the “Information”), did not or, in the case of Information made available after the date hereof, will not (when taken as a whole), as of the date furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements were or are (as the case may be) made, and (b) the financial projections, estimates, forecasts and other forward-looking information with respect to the Issuer and its subsidiaries and the Target and its subsidiaries, after giving effect to the Financing and Transaction (the “Projections”) (but, in all events, with respect to any information in a reserve report, solely to the extent of projections concerning volumes attributable to the oil and gas properties and production and future cost estimates and any other forward-looking information set forth therein) with respect to the Issuer and its subsidiaries and Target and its subsidiaries) that have been or will be made available to EIG by or on behalf of you or your affiliates or any of your or their representatives in connection with the Transactions have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to EIG, it being understood that (A) the Projections are as to future events and are not to be viewed as facts, (B) Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, (C) no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material. With respect to reserve reports, projections concerning volumes attributable to the oil and gas properties and production and future cost estimates contained in each reserve report are necessarily based upon professional opinions, estimates and projections and that the Issuer and its subsidiaries do not represent and warrant that such opinions, estimates and projections and other forward-looking information will ultimately prove to be accurate, it being understood that the remaining contents of any reserve report that do not constitute Projections are Information and the subject of clause (a). You agree that if, at any time prior to the closing of the Financing, you become aware that any of the representations and warranties in the preceding sentence would be misleading in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to the Target, to your knowledge) such representations and warranties will be materially correct under those circumstances. You understand that we may use and rely on the Information and the Projections (it being understood that actual results may vary materially from the Projections) without independent verification thereof, and we do not assume responsibility for the accuracy or completeness of the Information or the Projections. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter (as defined below) (without affecting Exhibit C), none of the making of any representation under this Section 3, the provision of any supplement to any Information or the Projections, nor the accuracy of any such representation or supplement shall constitute a condition precedent to the purchase of the Incremental Notes on the Closing Date.
4.
Fees.

You agree to pay (or cause to be paid) the fees set forth in the Fee Letter dated the date hereof and delivered herewith with respect to the Financing (the “Fee Letter”), if and to the extent payable, and all of which shall be non-refundable as set forth therein.
5.
Conditions to the Purchase of Incremental Notes and the Amendment.

The (a) purchase of Incremental Notes under the Incremental Facility by the Incremental Holders (as defined in the Term Sheet) and (b) the Amendment is subject solely to the conditions set forth in Exhibit C hereto, and upon satisfaction (or waiver by us) of such conditions (the date on which all such conditions are satisfied or waived, the “Closing Date”), the purchase of such Incremental Notes under the Incremental Facility and the Amendment shall occur, it being understood and agreed that there are no other conditions (implied or otherwise) to such commitment to purchase the Incremental Notes or the Amendment.
Notwithstanding anything to the contrary in this Commitment Letter, the Fee Letter, the Amendment or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties relating to the Target and its subsidiaries, the Issuer and its subsidiaries and their respective businesses the accuracy of which shall be a condition to the availability of the Incremental Facility on the Closing Date shall be (i) such of the representations and warranties made by, or with respect to, the Target and its affiliates in the Merger Agreement as are material to the interests of the Incremental Holders, but only to the extent that you (or one of your affiliates) have the right to terminate your (or its) obligations under the Merger Agreement or decline to consummate the transactions contemplated by the Merger Agreement as a result of a breach of such representations and warranties in the Merger Agreement (the representations and warranties in this clause (i), the “Specified Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Amendment shall be in a form such that they do not impair the availability of the Incremental Facility on the Closing Date if the conditions set forth in Exhibit C hereto are satisfied (provided that, to the extent any security interest in any Collateral is not or cannot be created and/or perfected on the Closing Date (other than (i) the creation and perfection of a lien on Collateral that is of the type where a lien on such Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code (the “UCC”), (ii) a pledge of the equity interests with respect to which a lien may be perfected on the Closing Date by the delivery of a stock or equivalent certificate (together with a stock power or similar instrument of transfer endorsed in blank for the relevant certificate) and (iii) to be effective upon the Merger, the delivery of mortgages executed by the Issuer or any applicable Guarantor, after your use of commercially reasonable efforts to do so without undue burden or expense, then the creation and/or perfection of a lien on such collateral shall not constitute a condition precedent to the purchase of the Incremental Notes under the Incremental Facility on the Closing Date but may instead be created and/or perfected within 30 days (or such longer period as the Incremental Holders may agree) after the Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Note Documents relating to corporate or other organizational existence of you, WhiteHawk Income Marcellus LLC, WhiteHawk Income Haynesville LLC, the Target and its subsidiaries (the “Note Parties”) and good standing of you and the other Note Parties in their respective jurisdictions of organization; power and authority, due authorization, execution and delivery and enforceability, relating to entering into and performance of, and granting of security interests in the Collateral pursuant to, the Note Documents in each case, by you and the other Note Parties; no conflicts of the Note Documents with, or consents required under, the Note Parties’ organizational documents; solvency as of the Closing Date (after giving effect to the Transactions) of the Issuer and its subsidiaries on a consolidated basis (in form and scope consistent with the solvency certificate to be delivered pursuant to paragraph 1(b) of Exhibit C hereto); use of proceeds; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; use of proceeds of the Facility on the Closing Date not in violation of OFAC, FCPA or any other applicable anti-money laundering or anti-corruption law; beneficial ownership, status as senior indebtedness; and creation, validity and perfection of security interests in the Collateral, subject to the Certain Funds Provisions. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.
6.
Indemnification and Expenses.

You agree to the terms set forth in Annex A, which are incorporated herein in their entirety.
7.
Assignment; Amendments; Etc.

This Commitment Letter shall not be assignable by you or EIG without the prior written consent of the other party hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and the Indemnified Parties), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties) and is not intended to create a fiduciary relationship between the parties hereto. Any and all obligations of, and services to be provided by, EIG hereunder (including, without limitation, its Commitment) may be performed and any and all rights of EIG hereunder may be exercised by or through any of its affiliates or any investment fund, account or entity advised, sub-advised or managed by it or one of its controlled affiliates, and the provisions of Section 6 and Annex A of this Commitment Letter shall apply with equal force and effect to any of such parties so performing any such duties or activities. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you.
You hereby acknowledge and agree that any investment fund, account or entity advised, sub-advised, managed or affiliated with EIG CMC and/or its affiliates may be a “Debt Financing Source” for purposes of, and as defined in, the Merger Agreement.
8.
Governing Law; Jurisdiction; Waiver of Jury Trial.

This Commitment Letter and the Fee Letter shall be governed by, and construed and enforced in accordance with, the laws of the state of New York; provided that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Agreement Representation and whether as a result of any inaccuracy thereof you or any of your affiliates have the right to terminate your or their obligations thereunder or refuse or decline to consummate the transactions contemplated by the Merger Agreement and (c) the determination of whether the transactions contemplated by the Merger Agreement have been consummated in accordance with the terms of the Merger Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Incremental Facility, the use of proceeds thereof, the Transactions or any other transaction contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court; provided that, to the extent that the New York State courts or Federal courts of the United States of America sitting in New York City dismiss for lack of jurisdiction or otherwise refuse to hear any legal action or proceeding, each party hereto shall accept the jurisdiction of any other applicable court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT IT MAY DO SO UNDER APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR ITS INTERPRETATION OR THE PERFORMANCE OF SERVICES HEREUNDER.
9.
Affiliate Activities; Absence of Fiduciary Relationship.

You acknowledge that EIG and its respective affiliates, including investment funds, accounts or entities advised, sub-advised, managed or affiliated with EIG or one of its controlled affiliates (collectively, the “EIG Parties”), may be providing debt financing, equity capital or other services to other companies in respect of which you may have conflicting interests. In addition, one or more EIG Parties may from time to time effect transactions, for its own account or the account of other persons, and may hold positions in securities or debt or options on securities or debt of the Issuer and other participants in the Transactions. EIG Parties may have economic interests that conflict with those of the Issuer and other participants in the Transaction regarding the Transaction. You acknowledge and agree that the transactions contemplated by this Commitment Letter (including the exercise of rights and remedies hereunder) are arm’s-length commercial transactions between EIG, on the one hand, and you, on the other hand, and that EIG is acting as principal, on behalf of the EIG Parties, and in its own best interests, and not as the agent or fiduciary of you and your respective management, stockholders or creditors or any other person. You are relying on your own experts and advisors to determine whether the transactions and Financing contemplated by this Commitment Letter are in your best interests. You agree that EIG will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the nature of our services or any prior relationship will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any EIG Party, on the one hand, and you or your respective equity holders or affiliates, on the other hand, or any other obligation to you except the obligations expressly set forth in this Commitment Letter. You agree that you will not claim that any EIG Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to you in connection with such transaction or the process leading thereto. In addition, any EIG Party may employ the services of its respective affiliates in providing certain services hereunder and may exchange with such affiliates information concerning you and other companies that may be the subject of this arrangement, and such affiliates shall be entitled to the benefits afforded to EIG hereunder (subject, in each case, to such affiliate’s compliance with the confidentiality requirements hereof).
You also acknowledge that neither we nor any of our affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.
The existence and contents of this Commitment Letter (including its attachments and any related documents) and all discussions between EIG, its affiliates and its representatives, and you, your affiliates and your representatives, relating to the Financing and the Commitment Letter and Fee Letter are confidential to EIG and to you and may not be disclosed by either you or EIG, or any of your or EIG’s affiliates, subsidiaries or representatives (the “Recipients”) to any third party without the prior written consent of the party that is not the Recipient, except to (a) your or EIG’s affiliates and subsidiaries (and your and EIG’s affiliates’ and subsidiaries’) officers, directors, employees, counsel, advisors, auditors, advisory committee members, investment committee members, limited partners, investors and regulators, in each case, on a confidential basis in connection with the transactions contemplated hereby (it being understood that you or EIG shall be liable for any breach of this confidentiality obligation by the other party’s affiliates and subsidiaries and/or its or their officers, directors, employees, counsel, advisors, auditors, advisory committee members, investment committee members, limited partners, investors and regulators); (b) as required by law, legal process, or judicial order, in each case, in consultation with EIG; (c) in the Offer Documents and the Schedule 14D-9 (each, as defined in the Merger Agreement) with the consent of you or EIG, as applicable; and (d) by you, to the Target and the Target’s directors, officers, employees and agents, including legal counsel and other advisors (other than commercial lenders) (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); provided, that, any disclosure of the Fee Letter or its contents under this clause (d) shall be in a manner and with redactions reasonably satisfactory to EIG. The provisions of this paragraph shall automatically terminate on the date that is two years following the date of the Commitment Letter.
No Note Party shall issue any news releases, “tombstone” advertisements and other announcements relating to the Note Parties’, EIG’s and/or the Incremental Holders’ participation in the Financing in newspapers, trade journals or other media (without the prior written consent of EIG, such consent not to be unreasonably withheld, delayed or conditioned and provided that EIG shall have a reasonable opportunity to review such news release, “tombstone” advertisement or announcement prior to its release).
Prior to the Closing Date, none of EIG or the Incremental Holders shall issue any news releases and other announcements relating to the Note Parties’, EIG’s and/or the Incremental Holders’ participation in the Financing in newspapers, trade journals or other media without the prior written consent of the Issuer, such consent not to be unreasonably withheld, delayed or conditioned and provided that the Issuer shall have a reasonable opportunity to review such news release or announcement prior to its release. On or after the Closing Date, each of EIG, the Incremental Holders and their advisors, may, at its option and own expense, issue customary news releases, “tombstone” advertisements and other announcements relating to the Note Parties’ participation in the Financing in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Note Parties), subject to the prior written consent of the Issuer, such consent not to be unreasonably withheld, delayed or conditioned and provided that the Issuer shall have a reasonable opportunity to review such new release, “tombstone” advertisement or announcement prior to its release.
You acknowledge that no EIG Party is providing tax, accounting, regulatory, investment or legal advice to you or any of your affiliates or subsidiaries or to your or their respective representatives.
10.
USA Patriot Act; Beneficial Ownership.

EIG hereby notifies you that (a) pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), EIG and other participants in the Financing may be required to obtain, verify and record information that identifies you, which information includes the name, address, tax identification number and other information regarding you that will allow EIG or such participants to identify you in accordance with the PATRIOT Act and (b) to the extent that the Issuer qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it may be required to provide information pursuant to the requirements of the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective as to EIG and any other such participant.
11.
Taxes.

The provisions of Section 2.14 of the Note Purchase Agreement are incorporated herein by reference and shall apply to payments made hereunder and under the Fee Letter, mutatis mutandis as if this Commitment Letter and the Fee Letter were “Note Documents” as referred to therein.
12.
No Third Party Beneficiaries.

This Commitment Letter is issued for the benefit of the parties hereto and the Indemnified Parties and their respective successors and permitted assigns, and no other person or entity may rely hereon or thereon. Neither EIG nor any other Indemnified Party shall be responsible or liable to you or any other person or entity for any determination made by it pursuant to this Commitment Letter or the financing contemplated hereby.
13.
Termination; Survival.

Your agreements contained herein shall terminate as provided in the following paragraph, except that the provisions set forth in Annex A, the second paragraph of Section 1, Sections 4, 6, 7, 8, 9, 10,

11, 12 and this Section 13 of this Commitment Letter and any analogous provisions set forth in the Fee Letter shall survive the expiration and termination of this Commitment Letter regardless of whether the Amendment is executed and delivered.
Each of the parties hereto agrees that this Commitment Letter and the Fee Letter are each binding and enforceable agreements with respect to the subject matter contained herein or therein (including an obligation to negotiate in good faith); it being acknowledged and agreed that, notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, the purchase of the Incremental Notes on the Closing Date and the Amendment are subject only to the satisfaction or waiver of the applicable conditions set forth in Exhibit C; provided that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate the Offer or Merger or to issue any of the Incremental Notes under the Incremental Facility and you may terminate this Commitment Letter upon written notice to EIG at any time.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter by returning to us an executed counterpart hereof by not later than 10:00 p.m., Houston time, on May 8, 2025, whereupon this Commitment Letter will become a binding agreement between you and us. In the event that we have not received your executed counterpart to this Commitment Letter in accordance with the immediately preceding sentence, this Commitment Letter and EIG’s Commitment will automatically expire with no further action required by EIG or you. This Commitment Letter and EIG’s Commitment hereunder and its agreements contained herein will terminate at the earliest of: (a) the closing of the Merger with or without the use of the Financing proposed hereunder, (b) after execution of the Merger Agreement and prior to the consummation of the Transactions, the termination of the Merger Agreement in accordance with its terms, (c) five (5) business days after the Outside Date (as defined in the Merger Agreement and including any extensions provided for in Section 8.1(b) of the Merger Agreement), (d) November 17, 2025 and (e) the date you deliver notice of the termination of the commitments under the Incremental Notes in accordance with the preceding paragraph (such earliest time, the “Termination Date”), unless we shall, in our sole discretion, agree to an extension; provided that any rights of EIG that survive termination as set forth above shall continue in full force and effect for purposes of clarity.
This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter and/or any document to be signed in connection with this Commitment Letter and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. This Commitment Letter supersedes all prior understandings, whether written or oral, between you and us with respect to the contents hereof.
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Thank you again for contacting us about the Transaction; we look forward to working with you on this exciting opportunity.
Sincerely,
EIG CREDIT MANAGEMENT COMPANY, LLC
By	/s/ Jean Powers Name: Jean Powers Title: Managing Director
By	/s/ Kamyar Daneshvar Name: Kamyar Daneshvar Title: Associate General Counsel
[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first above written:
WHITEHAWK INCOME CORPORATION
By
/s/ Jeffrey Slotterback

Name: Jeffrey Slotterback
Title:   Chief Financial Officer
[Signature Page to Commitment Letter]

Annex A
INDEMNIFICATION AND EXPENSE PROVISIONS
Unless otherwise defined, terms used herein shall have the meanings assigned thereto in the Commitment Letter to which this Annex A is attached (the “Commitment Letter”).
Whether or not the Closing Date occurs, you (for purposes herein, the “Indemnitor”) shall pay all fees, costs and expenses (including, without limitation, all reasonable and documented out-of-pocket costs and expenses arising in connection with the Financing and any due diligence investigation performed by EIG and the reasonable and documented, fees and expenses of outside counsel to EIG and the Incremental Holders incurred by any EIG Party and arising in connection with the negotiation, preparation, execution, delivery, administration or enforcement of the Commitment Letter, the Financing and the Note Documents in accordance with Section 11.03 of the Note Purchase Agreement, which provision is incorporated herein by reference and shall apply to EIG and the Incremental Holders, mutatis mutandis, as if this Commitment Letter and Fee Letter were “Note Documents” as referred to therein) on the earlier of (a) the Closing Date and (b) the Termination Date.
You agree to indemnify and hold harmless EIG and the other holders of the Notes and each of their respective affiliates and controlling persons and the respective directors, officers, employees, partners, agents, advisors and other representatives of each of the foregoing (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Incremental Facility, the use of the proceeds thereof and the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing in accordance with Section 11.03 of the Note Purchase Agreement which provision is incorporated herein by reference and shall apply to the indemnified persons, mutatis mutandis as if this Commitment Letter and the Fee Letter were “Note Documents” as referred to therein.
You agree that the rights set forth in this Annex A are in addition to any rights that the indemnified persons may have at common law or otherwise including, but not limited to, any right of contribution. Your indemnity obligations under this Annex A shall be in addition to any liability which you may otherwise have and shall be binding upon and inure to the benefit of any successors, permitted assigns, heirs and personal representatives of you and each indemnified person.

Annex A-1